EXHIBIT 99.2

Selected Pro Forma Financial Information (Unaudited)

The accompanying Pro Forma Consolidated Balance Sheet of Centiv, Inc. as of December 31, 2002 and February 28, 2003 and the Pro Forma Statements of Consolidated Operations for the twelve months ended December 31, 2002 and for the two months ended February 28, 2003, have been prepared to reflect the historical financial position and the results of continuing operations as adjusted for the private equity financing that was completed on March 31, 2003.

The equity financing of $2,500,000 included cash proceeds of $2,000,000 plus the conversion of $500,000 of the Company’s Senior Convertible Subordinated Debt that was issued on September 28, 2002.  The remaining subordinated debt of $500,000 will be repaid out of the proceeds of this financing and the Company will be debt free.

The Company sold a total of 500,000 units (400,000 units from the cash proceeds and 100,000 units from the conversion of the Senior Convertible Subordinated Debt), each consisting of one share of Series B Convertible Preferred Stock and a warrant to purchase two shares of common stock. The purchase price for each unit was $5.00 per unit.  Because the preferred stock is initially convertible into ten shares of common stock, the effective purchase price is $0.50 for each share of common stock. Each warrant gives the holder the right for seven years to purchase one share of common stock at a purchase price of $0.50 per share.

In addition, the investors who owned 135,000 shares of Series A Convertible Preferred Stock exchanged their Series A Preferred Stock for 270,000 shares of Series B Preferred Stock by converting each share of Series A Preferred Stock into two shares of Series B Preferred Stock and canceling the associated Series A warrant.  The remaining 81,000 shares of Series A Preferred Stock will be converted into 810,000 shares of Common Stock pursuant to the terms of, and at the conversion ratio established in the Series A Preferred Stock certificate of designation.

In the opinion of management, all adjustments necessary to present fairly such pro forma financial statements have been made.

The Pro Forma Consolidated Balance Sheet has been prepared as if the equity financing and the conversion of the Senior Convertible Subordinated Debt occurred on December 31, 2002 and February 28, 2003 and the Pro Forma Statements of Consolidated Income have been prepared as if the transaction occurred on the first day of the respective periods presented.

The pro forma financial information is unaudited and is not necessarily indicative of the results that would have occurred if the transactions had been consummated as of December 31, 2002 or at the beginning of the respective periods presented.

Proceeds from the sale of the convertible preferred stock will be used to repay the existing subordinated debt and to support current operations and to fund the Company’s growth for its Instant Impact™ web-based Point-of-Purchase products and services.

The pro forma consolidated financial information should be read in conjunction with the accompanying Notes to the Pro Forma Consolidated Statements and the historical consolidated financial statements and related notes to consolidated financial statements of Centiv, Inc.

Pro-forma adjustments on Balance Sheet reflect the following items:

1.               The net cash proceeds is calculated as the gross cash received of $2.0 million less the repayment of $500,000 for the Convertible Subordinated Debt that was not converted into equity.

2.               Accrued expenses of $90,000 reflect an estimate of the transaction fees, which consist of legal and accounting services.

3.               The Convertible Subordinated Debt is eliminated as follows:

a.               Amount converted into Series B Preferred Stock is $500,000.

b.              Amount repaid out of the proceeds of the financing is $500,000.

c.               Write-off of remaining unamortized discount is 9,000 as of February 28, 2003 and $10,000 as of December 31, 2002.

4.               The Equity adjustment consists of the following:

	12/31/02	2/28/03
Equity Adjustment
Cash Proceeds	2,000	2,000
Conversion of Subordinated Debt	500	500
Transaction fees	(90)	(90)
Write-off of unamortized discount on Subordinated Debt	(10)	(9)
	2,400	2,401

Pro-forma adjustments on the Consolidated Statement of Operations reflect an adjustment to the interest on the Convertible Subordinated Debt effective September 28, 2003.  Interest on the debt was 10% per annum.

Centiv, Inc.

Pro-forma Consolidated Balance Sheets

($ in thousands)

	December 31, 2002			February 28, 2003
	As Reported	Pro-forma Adjustment	Pro-forma Results	Actual	Pro-forma Adjustment	Pro-forma Results
Assets
Current Assets:
Cash & Equivalents	1,304	1,500	2,804	1,130	1,500	2,630
Net Accounts Receivable	1,668	—	1,668	1,548		1,548
Net Inventory	824	—	824	417		417
Prepaid & Other Current Assets	565	—	565	552		552
Income taxes receivable	21	—	21	8		8
Deferred income taxes -current	141	—	162	162		162
Current Assets	4,544	1,500	6,023	3,809	1,500	5,309

Long Term Assets:
Net Property, Plant, & Equipment	1,707	—	1,707	1,618		1,618
Other Long-Term Assets	137	—	137	88		88
Long Term Assets	1,844	—	1,844	1,706	—	1,706

Total Assets	6,388	1,500	7,888	5,515	1,500	7,015

Liabilities & Equity:
Current Liabilities:
Accounts Payable	2,888	—	2,888	2,031		2,031
Accrued Expenses	733	90	823	814	90	904
Contract Obligation and deferred income	140	—	—	85	—	85
Current Liabilities	3,761	90	3,851	2,930	90	3,020

Convertible Subordinated Debt	990	(990)	—	991	(991)	—
Deferred Taxes	162	—	162	161		161
Total Liabilities	4,913	(900)	4,013	4,082	(901)	3,181

Total Equity	1,475	2,400	3,875	1,441	2,401	3,842

Total Liabilities & Equity	6,388	1,500	7,888	5,523	1,500	7,023

Centiv, Inc

Pro-forma Consolidated Statement of Operations

(in thousands, except per share data)

Unaudited

	Twelve Months Ending 12/31/2002			Two Months Ending 2/28/03
	As Reported	Pro-forma Adjustment	Pro-forma Results	Actual	Pro-forma Adjustment	Pro-forma Results

Sales	25,508	—	25,508	3,581	—	3,581

Cost of goods sold	20,962	—	20,962	2,592	—	2,592

Gross Profit	4,546	—	4,546	989	—	989
Gross Profit %	17.8%		17.8%	27.6%		27.6%

SGA Expenses	5,390	—	5,390	914	—	914
Depreciation	570	—	570	94	—	94
Restructuring	87	—	87	—	—	—

Loss from Operations	(1,501)	—	(1,501)	(19)	—	(19)

Loss on Repurchase of Stock	(1,492)		(1,492)
Interest Income/(Expense)	104	(26)	130	(14)	(16)	2

Loss before income tax provision	(2,889)	(26)	(2,863)	(33)	(16)	(17)

Provision for Income Taxes	49	—	49	—	—	—

Loss from Continuing Operations	(2,938)	(26)	(2,912)	(33)	(16)	(17)

Loss from Discontinued Operations	380	—	380	—	—	—
Net Loss	(2,558)	(26)	(2,532)	(33)	(16)	(17)

Effect of beneficial conversion feature of preferred stock	(810)	—	(810)	—	—	—

Net loss attributable to common stockholders	(3,368)	(26)	(3,342)	(33)	(16)	(17)

Basic and diluted weighted average shares outstanding	4,894	810	5,704	4,187	810	4,997

Loss appicable to common shares:
Continuing Operations	$(0.77)		$(0.65)	$(0.01)		$(0.00)
Discontinued operations	0.08		0.07	—		—
Net Loss	$(0.69)		$(0.59)	$(0.01)		$(0.00)